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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-60702, dated May 11, 2001; No. 333-49436, dated November 7,
2000; No. 333-88645, dated October 8, 1999; No. 333-79463, dated May 27, 1999;
No. 333-79457, dated May 27, 1999; No. 333-74555, dated March 17, 1999; No.
333-56473, dated June 10, 1998; and No. 333-15069, dated October 30, 1999 pertaining to various employee benefit plans of Main Street Banks, Inc. (formerly First Sterling Banks, Inc.) of our report dated January 25, 2001 (except for Note 16, as to which the date is May 7, 2001), with respect to the supplemental consolidated financial statements of Main Street Banks, Inc. and Subsidiaries included in this Form 8-K dated May 11, 2001.


                                        /s/ Ernst & Young LLP

Atlanta, Georgia
May 8, 2001